Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A1 of our report dated March 31, 2020, relating to the financial statements of MjLink.com, Inc., as of December 31, 2019 and 2018 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

March 31, 2020